UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement

Signatures

Item 1.01. Entry into a Material Definitive Agreement

On September 25, 2006, Optical Cable Corporation (the “Company”) and Valley Bank closed on revolving credit facilities under which Valley Bank will provide a working capital line of credit (the “Working Capital Facility”), a machinery and equipment line of credit (the “Machinery and Equipment Facility”) and a real estate term loan (the “Real Estate Loan”) which together replaced the Company’s credit facility with Wachovia Bank, National Association (“Wachovia”). The Working Capital Facility, the Machinery and Equipment Facility and the Real Estate Loan together provide the Company with an aggregate maximum of $13.5 million in available credit, less any borrowings.

The new credit facilities provide overall increased accessible availability at lower costs (including costs of administration and rates of interest) compared to the Wachovia facility the new credit facilities replace. Further, the Company believes the new credit facilities provide it with sufficient availability to execute certain strategies currently contemplated by the Company.

The Working Capital Facility provides up to $5 million for the Company’s working capital needs and bears interest at LIBOR plus 2.15%. The Working Capital Facility also provides a lower interest rate option if the Company maintains specified depository balance limits with Valley Bank. The Company can borrow up to 85% of the Company’s eligible accounts receivable under the Working Capital Facility. Following the termination of the Company’s revolving credit facility with Wachovia on September 25, 2006, the Company transferred its outstanding balance thereunder to the Working Capital Facility. As of September 25, 2006 there was an outstanding balance of $852,176 under the Working Capital Facility.

The Machinery and Equipment Facility provides up to $2 million in availability for machinery and equipment purchases and also bears interest at LIBOR plus 2.15%. Both the Machinery and Equipment Facility and the Working Capital Facility are secured by the Company’s accounts receivable, inventory, furniture, fixtures and equipment and proceeds and are payable on demand with 60 days prior written notice, provided that the Company is not in default. If not sooner demanded, the Working Capital Facility and the Machinery and Equipment Facility expire on February 28, 2008.

The Company is able to borrow up to $6.5 million under the terms of the Real Estate Loan. The Company expects that advances under the Real Estate Loan may be made at any time within one year of closing. Furthermore, to the extent the Company has borrowings under the Real Estate Loan, principal and interest payments will be calculated, based on a 25 year amortization. The unpaid balance, if any, on any advances under the Real Estate Loan will be due October 1, 2011. Payments on the Real Estate Loan will be for interest only for the period from November 1, 2006 through October 1, 2007. Thereafter through October 1, 2011 payments of both principal and interest will be due monthly. The Real Estate Loan bears interest at a fixed rate of 7.50% for 5 years and is secured by a first deed of trust on the Company’s real property.

There are no material relationships between the Company or any of its affiliates and Valley Bank relating to the new credit facilities.

Item 1.02. Termination of a Material Definitive Agreement

On September 25, 2006, the Company terminated its revolving credit facility with Wachovia. The initial term of the Wachovia loan agreement expired in April 2005 and was automatically extended through April 2006 pursuant to the terms of the original agreement. Effective March 31, 2006, the Company and Wachovia agreed to amend and restate the terms of the financing, extending the Wachovia loan agreement until April 17, 2008. However, on July 28, 2006, the Company sent advance written notification in accordance with the requirements of the credit facility to Wachovia to terminate the credit facility effective September 27, 2006. The Company and Wachovia mutually allowed the transaction to terminate two days prior to the expiration of the notice period on September 25, 2006.

The Wachovia credit facility pursuant to both the original agreement and the amended and restated loan agreement provided up to a maximum of $25 million and was collateralized by all of the Company’s tangible and intangible assets. Wachovia has agreed to release any and all interest in the Company’s tangible and intangible assets as a result of the termination.

The Company had outstanding borrowings in the amount of $852,176 under its existing credit facility as of September 25, 2006. In connection with the establishment of the Company’s new revolving credit facility, the Company transferred its outstanding balance to its new credit facility with Valley Bank. At the effective date of the termination of the revolving credit facility with Wachovia, the Company did not have any outstanding balance. There were no prepayment or early termination penalties associated with the termination.

The Company terminated its revolving credit facility with Wachovia because it was able to receive more favorable terms which are more compatible with the Company’s long term objectives under its new credit facilities with Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

Dated: September 28, 2006